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                                                                    Exhibit 2.03

FOR PROFIT

                         CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF

                               BROOKE CORPORATION
--------------------------------------------------------------------------------
                              (Name of Corporation)
We,       Robert D. Orr                          , President, or Vice President,
   ----------------------------------------------
and       Leland G. Orr                  , Secretary or Assistant  Secretary, of
   --------------------------------------
          (Secretary or Assistant Secretary)
the above named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring its advisability:





                  See Exhibit "A" attached hereto.











   We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.

   We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendment.

   We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

                                     (over)

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            In Witness Whereof, we have hereunto set our hands and affixed the seal of said corporation this 27th day of May 1989.


                                                     /s/ Robert D. Orr
                                                     ---------------------------
                                                     Robert D. Orr, President



                                                     /s/ Leland G. Orr
                                                     ---------------------------
                                                     Leland G. Orr, Secretary


State of                   Kansas
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County of                  Cloud                        ss.
         --------------------------------------------

     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Robert D. Orr, President and Leland G. Orr, Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledged the execution of the same this 27th day of May 1989.

[SEAL]                                               /s/ Brenda Berg
                                                     ---------------------------
                                                                   Notary Public


                         My appointment or commission expires  March 22, 1992.










                    PLEASE SUBMIT THIS DOCUMENT IN DUPLICATE,
                            WITH $20 FILING FEE, TO:

                               Secretary of State
                               2nd Floor, State Capitol
                               Topeka, KS 66612-1594
                               (913) 2964564

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                                   EXHIBIT "A"


         RESOLVED, that Article IV of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

                                   ARTICLE IV

         The aggregate shares of which the Corporation shall have authority to issue shall be one million and five hundred thousand (1,500,000) and said shares shall be divided into the following classes:

         A. Common Stock consisting of one million (1,000,000) shares of par value of One and No/100ths Dollars ($1.00) per share; and

         B. Convertible Preferred Stock consisting of five hundred thousand (500,000) shares of par value of one and No/100ths Dollars ($1.00) per share.

         The preferences, qualifications, limitations and special or relative rights in respect to the foregoing shares are as follows:

         1. Subject to the rights provided in this Article IV to holders of Convertible Preferred Stock, the Common Stock shall possess all rights and privileges afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation.

         2. Except as this paragraph 2 otherwise provides, the Convertible Preferred Stock will have no voting rights. As long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not, without the consent of a majority of the holders of the Convertible Preferred Stock then outstanding, (a) create or authorize any shares or series of shares ranking prior to or on a parity with the Convertible Preferred Stock, or create or authorize any obligation or security convertible into shares or series of shares; (b) amend, alter or repeal any of the express terms of the Convertible Preferred Stock; (c) amend, alter or repeal any terms of the Corporation's Articles of Incorporation or Bylaws; (d) issue any additional shares of Common Stock or preferred stock; (e) purchase, redeem or otherwise acquire any of the Corporation's common stock; or (f) enter into any merger, reorganization, consolidation, recapitalization, sale of assets requiring stockholder approval, liquidation (whether whole or partial) or dissolution.

         3. The holders of Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas, a cumulative dividend in cash at the rate of Fourteen percent (14%) of the liquidation value of such stock per share per annum payable, if, as and when determined by the Board of Directors, due and payable on March 31, June 30, September 30 and December 31 each year beginning in 1989, before any dividend shall be set apart or paid on the Common Stock in any fiscal year of the Corporation. Dividends shall be payable from the date of issuance of the Convertible Preferred Stock to and including the date on which the full redemption price

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for such stock shall have been paid in full. If any dividends shall not be paid when due, the dividend rate shall apply to the liquidation value plus all dividends in arrears.

         4. The holders of Convertible Preferred Stock shall have the right, at their option, to convert all or part of their Convertible Preferred Stock holdings to Common Stock. In the event that the holders of Convertible Preferred Stock elect to convert their shares to Common Stock, sixty-five shares of Convertible Preferred Stock shall be exchanged for one share of Common Stock. The conversion of shares shall occur immediately upon written notice to the Corporation.

         5. If any event occurs which would have the effect of diluting the value per share of the Common Stock (including, without limitation, issuing Common Stock for a price per share less than the then current fair market value of such shares, issuing rights or options to purchase Common Stock or issuing securities convertible into Common Stock where the exercise or conversion price is less than the then fair market value of such shares, stock dividends, other dividends, stock splits, and the like), upon the occurrence of each such event the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, which must be made in the number of shares for which Convertible Preferred Stock shall be convertible, necessary to preserve, without dilution, the conversion rights of the holders of Convertible Preferred Stock. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

         6. The Convertible Preferred Stock shall be subject to redemption at the option of the Corporation at a liquidation value of One and No/100ths Dollars ($1.00) per share plus an amount equal to any unpaid cumulative dividends with respect thereto upon thirty (30) days prior written notice to the holders of record of Convertible Preferred Stock. Notice of redemption shall not preclude the holders of Convertible Preferred Stock from exercising their right to convert Convertible Preferred Stock to Common Stock prior to the end of such 30-day period.

         7. In the case of liquidation or dissolution of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to be paid in full all unpaid cumulative dividends and the liquidation value (One and No/100ths ($1.00) per share) of their shares before any amounts shall be paid to holders of the Common Stock, but on any such liquidation or dissolution after the payment to the holders of the Convertible Preferred Stock of such unpaid cumulative dividends, if any, and the liquidation value thereof, the remaining assets of the Corporation shall be divided and paid to the holders of the Common Stock according to their respective interests.

         The only other preferences, qualifications, limitations, restrictions and special relative rights with respect to the shares shall be as provided in this Article IV hereof and such restrictions on transferability as are provided in the By-Laws of the Corporation or by agreement of the shareholders.


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